Exhibit 99.1

ABIOMED ANNOUNCES RECORD REVENUE OF $241 MILLION, UP 17% YEAR OVER YEAR, WITH 26.0% OPERATING MARGIN

FY 2021 Annual Revenue of $848 Million, Up 1%, with 27.1% Operating Margin during COVID-19 pandemic

DANVERS, Mass. — April 29, 2021 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies today reported record fourth quarter fiscal 2021 revenue of $241.2 million compared to revenue of $206.7 million for the same period of fiscal 2020, driven by a record number of patients supported. For fiscal year 2021, total revenue was $847.5 million, up 1% compared to revenue of $840.9 million, and operating income was $229.6 million compared to operating income of $249.2 million in fiscal year 2020.

Recent financial and operating highlights include:

•

Worldwide Impella® heart pump revenue for the quarter totaled $230.4 million, an increase of 17% compared to revenue of $197.4 million during the same period of the prior fiscal year. Full year worldwide Impella heart pump revenue totaled $806.3 million for fiscal 2021, compared to revenue of $806.8 million for fiscal 2020.

•

U.S. Impella product revenue for the quarter totaled $186.1 million, an increase of 13% compared to revenue of $164.0 million during the same period of the prior fiscal year with U.S. patient usage of the Impella heart pumps up 13%. Full year U.S. Impella revenue totaled $655.2 million, down 3% compared to $674.4 million in the prior fiscal year.

•

Outside the U.S., Impella product revenue for the quarter totaled $44.3 million, an increase of 33% compared to revenue of $33.4 million during the same period of the prior fiscal year. Full year Impella product revenue outside the U.S. totaled $151.1 million, an increase of 14% compared to $132.4 million in the prior fiscal year. Japan revenue was $11.6 million for the quarter and $42.9 million for the year, up 38% and 22%, respectively, compared to prior fiscal year.

•

Gross margin for the fourth quarter of fiscal 2021 was 80.9%, flat compared to the same period of fiscal 2020. For the full fiscal year 2021, gross margin was also 80.9% compared to 82.0% in fiscal year 2020.

•

Operating income for the fourth quarter fiscal 2021 was $62.8 million, or 26.0% operating margin, compared to $58.1 million, or 28.1% operating margin in the same period of fiscal 2020, due to incremental growth investments and stock-based compensation. For the full fiscal year 2021, operating income was $229.6 million, or 27.1% of revenue, compared to $249.2 million, or 29.6% of revenue in the prior fiscal year.

•

Fourth quarter fiscal 2021 GAAP net income was $56.9 million, or $1.24 per diluted share, which includes a $5.9 million, or $0.13 per diluted share, unrealized gain on our investment in Shockwave. This compared to GAAP net income of $31.8 million, or $0.70 per diluted share for the prior fiscal year, which included a $13.6 million, or $0.30 per diluted share, unrealized loss on our investment in Shockwave.

•

Full fiscal year 2021 GAAP net income was $225.5 million, or $4.94 per diluted share, which includes a $38.4 million, or $0.84 per diluted share, unrealized gain on our investment in Shockwave and $12.1 million, or $0.26 per diluted share, of excess tax benefits related to employee share-based compensation awards. This compared to GAAP net income was $203.0 million, or $4.43 per diluted share for the prior fiscal year.

•

The company generated operating cash flow of $86.5 million in the fourth quarter and $274.6 million for the full fiscal year 2021. As of March 31, 2021, the company had $847.8 million of cash and marketable securities and no debt.

•

On January 29, the company announced results from a large study of 356 patients treated with Impella 5.5 with SmartAssist at 16 U.S. and German centers which found a 79% survival rate at explant. A majority of surviving patients recovered their native heart function without needing further mechanical support or a heart transplant.  The study was presented at The Society of Thoracic Surgeons (STS) 2021 Annual Meeting by lead author Edward Soltesz, MD, MPH, a cardiovascular and heart transplant surgeon at Cleveland Clinic’s Miller Family Heart, Vascular & Thoracic Institute.

•

On February 17, the company announced the appointment of Myron Rolle, MD, to the Abiomed Board of Directors, effective immediately. Dr. Rolle will serve as a member of the Governance and Nominating Committee and Regulatory and Compliance Committee of the board. Dr. Rolle is a neurosurgeon, Rhodes scholar, and former professional football player in the National Football League.

•

On April 15, the company announced that the first patient has been enrolled in PROTECT IV, a large, prospective, on-label, multi-center randomized controlled trial (RCT) that is designed to provide the level of clinical evidence needed to achieve a Class I guideline recommendation[1] for Impella in high-risk percutaneous coronary intervention (HRPCI). The first patient was enrolled at Ascension St. John Hospital in Detroit by Dr. Ted Schreiber and Dr. Amir Kaki.

•

On April 28, the company announced the appointment of Paula Johnson, MD, to the Abiomed Board of Directors, effective immediately. Dr. Johnson will serve as a member of the Governance and Nominating Committee of the board. Dr. Johnson is a cardiologist and the 14th president of Wellesley College. Previously, she was the founder and inaugural executive director of the Connors Center for Women’s Health and Gender Biology and was chief of the Division of Women’s Health at Brigham and Women’s Hospital in Boston.

•

On April 28, the company announced the final results from the National Cardiogenic Shock Initiative (NCSI), a single-arm, prospective study assessing outcomes associated with early mechanical circulatory support (MCS) in acute myocardial infarction cardiogenic shock (AMICS) patients treated with PCI. The study evaluated the outcomes of 406 consecutive patients who presented with AMICS from 80 sites throughout the United States, demonstrating a 71% survival to discharge with greater than 90% native heart recovery, when best practices are used, including placement of an Impella heart pump prior to revascularization (PCI).

“At Abiomed, our Patients First mindset gives us purpose and courage and we always seek opportunities to lead, manage, adapt and execute,” said Michael R. Minogue, Abiomed’s Chairman, President and Chief Executive Officer.  “For this fiscal year, I would like to thank our employees and customers for their courage, dedication to patients and leadership throughout the pandemic. We exited the year slightly up in revenue, profitable and stronger than ever before.”

FISCAL YEAR 2022 OUTLOOK

The company anticipates fiscal year 2022 global revenue to be in the range of $990 million to $1,030 million, representing 17% to 22% growth compared to fiscal year 2021 The company is also giving its fiscal year 2022 guidance for GAAP operating margin to be in the range of 24% to 26%.  The company plans to give another formal forecast for the fiscal year on our next earnings call.

EARNINGS CONFERENCE CALL DETAILS

The company will host a conference call to discuss the quarterly and full year results at 8:00 a.m. ET on Thursday, April 29, 2021. The conference call will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Todd A. Trapp, Vice President and Chief Financial Officer.

[1]

Class I recommendations are strong and indicate that the treatment, procedure, or intervention is useful and effective and should be performed or administered for most patients under most circumstances. Halperin, J. et al., (2015). Circulation, 133:1426–1428

To listen to the call live, please tune into the webcast via https://edge.media-server.com/mmc/p/u4c589ep or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11:00 a.m. ET April 29, 2021 through 11:00 a.m. ET on May 6, 2021. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 9899023.

ABOUT ABIOMED

Based in Danvers, Massachusetts, USA, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support and oxygenation. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com. Abiomed, Impella, Impella 2.5, Impella 5.0, Impella LD, Impella CP, Impella RP, Impella 5.5, Impella Connect, and SmartAssist are registered trademarks of Abiomed, Inc., and are registered in the U.S. and certain foreign countries. Impella ECP, Impella XR Sheath, Impella BTR, CVAD, STEMI DTU, Automated Impella Controller and Abiomed Breethe OXY-1 System are pending trademarks of Abiomed, Inc.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including, without limitation, statements regarding development of Abiomed's existing and new products, the company's progress toward commercial growth, and future opportunities and expected regulatory approvals. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,”  “will” and other words and terms of similar meaning. The company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including, without limitation: the scope, scale and duration of the impact of the COVID-19 pandemic, the company’s dependence on Impella® products for all of its revenues; the company’s ability to successfully compete against its existing or potential competitors; the acceptance of the company’s products by cardiac surgeons and interventional cardiologists; long sales and training cycles associated with expansion into new hospital cardiac centers; reduced market acceptance of the company’s products due to lengthy clinician training process; the company’s ability to effectively manage its growth; the company’s ability to successfully commercialize its products; the company’s ability to obtain regulatory approvals and market and sell its products in certain jurisdictions; enforcement actions and product liability suits relating to off-label uses of the company’s products; unsuccessful clinical trials or procedures relating to products under development; the company’s ability to maintain compliance with regulatory requirements; the failure of third-party payers to provide reimbursement of the company’s products; the company’s ability to increase manufacturing capacity to support continued demand for its products; the company or its vendors’ failure to achieve and maintain high manufacturing standards; the failure of the company’s suppliers to provide the components the company requires; the company’s ability to expand its direct sales activities into international markets; the outcome of ongoing securities class action litigation relating to our public disclosures, the company’s ability to integrate acquired companies into its operations and other risks and challenges detailed in the company's filings with the Securities and Exchange Commission (the “SEC”), including the most recently filed Annual Report on Form 10-K and the filings subsequently filed with or furnished to the SEC. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. Unless otherwise required by law, the company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Todd Trapp	Sarah Lima
Vice President and Chief Financial Officer	Communications Manager
978-646-1680	978-882-8211
ttrapp@abiomed.com	slima@abiomed.com

Abiomed, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	March 31, 2021	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$232,710	$192,341
Short-term marketable securities	350,985	250,775
Accounts receivable, net	97,179	84,650
Inventories	81,059	90,088
Prepaid expenses and other current assets	26,032	18,009
Total current assets	787,965	635,863
Long-term marketable securities	264,085	207,795
Property and equipment, net	197,129	164,931
Goodwill	78,568	31,969
Other intangibles, net	42,150	14,913
Deferred tax assets	11,380	43,336
Other assets	113,082	117,655
Total assets	$1,494,359	$1,216,462
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,842	$32,774
Accrued expenses	66,046	75,107
Deferred revenue	24,322	19,147
Other current liabilities	3,759	4,857
Total current liabilities	128,969	131,885
Other long-term liabilities	10,162	9,305
Contingent consideration	24,706	9,000
Deferred tax liabilities	847	806
Total liabilities	164,684	150,996
Commitments and contingencies
Stockholders' equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	453	451
Authorized - 100,000,000 shares; Issued 47,929,402 shares as of March 31, 2021 and 47,542,061 shares as of March 31, 2020
Outstanding 45,270,948 shares as of March 31, 2021 and 45,008,687 shares as of March 31, 2020
Additional paid in capital	800,690	739,133
Retained earnings	828,007	602,482
Treasury stock at cost 2,658,454 shares as of March 31, 2021 and 2,533,374 shares as of March 31, 2020	(288,030)	(265,411)
Accumulated other comprehensive loss	(11,445)	(11,189)
Total stockholders' equity	1,329,675	1,065,466
Total liabilities and stockholders' equity	1,494,359	1,216,462

Abiomed, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
	2021	2020	2021	2020
Revenue	$241,246	$206,658	$847,522	$840,883
Costs and expenses:
Cost of revenue	46,078	39,369	161,907	151,305
Research and development	31,989	25,346	121,875	98,759
Selling, general and administrative	100,375	83,891	334,183	341,600
	178,442	148,606	617,965	591,664
Income from operations	62,804	58,052	229,557	249,219
Other income (loss):
Investment income, net	1,049	3,100	6,717	12,167
Other income (expense), net	9,641	(21,839)	51,946	(4,561)
	10,690	(18,739)	58,663	7,606
Income before income taxes	73,494	39,313	288,220	256,825
Income tax provision	16,638	7,515	62,695	53,816
Net income (A)	$56,856	$31,798	$225,525	$203,009

Basic net income per share	$1.26	$0.71	$5.00	$4.49
Basic weighted average shares outstanding	45,246	45,040	45,140	45,179

Diluted net income per share (B)	$1.24	$0.70	$4.94	$4.43
Diluted weighted average shares outstanding	45,783	45,575	45,674	45,816

(A) Net income includes the effect of the following items:
Excess tax benefits related to stock-based compensation awards	(1,708)	(1,063)	(12,071)	(14,838)
Unrealized (gain) loss on investment in Shockwave Medical - net of tax	(5,946)	13,595	(38,379)	367
	$(7,654)	$12,532	$(50,450)	$(14,471)
(B) Diluted net income per share includes the effect of the following items:
Excess tax benefits related to stock-based compensation awards	(0.04)	(0.02)	(0.26)	(0.32)
Unrealized (gain) loss on investment in Shockwave Medical - net of tax	(0.13)	0.30	(0.84)	0.01
	$(0.17)	$0.28	$(1.10)	$(0.31)